ALR Technologies Inc. ("ALRT") Launches ALRT Diabetes Solution in Private Practice Physician Clinics across Singapore

ALRT Partners with Bionime Corporation to Offer Comprehensive Diabetes Solution at Lower Cost Than Test Supplies Alone Available in Pharmacy Chains

(June 24, 2020 -- RICHMOND, VA) ALR Technologies Inc. (OTCQB: ALRT) today announces that the ALRT Diabetes Solution will be available to diabetes patients through their private physicians across Singapore. ALRT Diabetes Solution is a diabetes management platform that offers a comprehensive approach to diabetes and includes Bionime's Rightest GM700SB blood glucose meter and test strips.

The partnership with Bionime Corporation ("Bionime") (TPE:4737) includes Bionime's marketing team calling on the private physician practices in Singapore and the larger private practice groups. Founded in 2003, Bionime provides best quality products to people with healthcare need and their care givers, so that they can easily manage their daily health.

The ALRT Diabetes Solution mitigates and contains diabetes complications by helping patients maintain blood glucose control and achieve A1C goals. According to the International Diabetes Federation, Singapore has the second-highest proportion of people with diabetes among developed nations.

The ALRT system will process uploaded blood glucose data from patients to provide doctors with clinical information and treatment plan suggestions based on best practice guidelines. Doctors will then provide their patients a weekly assessment of their diabetes. The ALRT Diabetes Solution will be sold to patients on an annual subscription basis that includes the weekly reviews and all of their testing supplies at an all-in cost less than the retail price of testing supplies alone. Patients will receive comprehensive diabetes treatment that will be cost effective, timely, and easy to manage.

The turnkey system is easily implemented. The doctors will provide an enrollment package that contains a high-quality Bionime blood glucose meter and all testing supplies. Test strip refills will be picked up by patients at their doctor's office on a quarterly basis. Patients will be instructed to download the free ALRT App for mobile phones or tablets, compatible with Android and iOS devices and use Bluetooth to upload their blood glucose readings from their meters once per week. The ALRT system will process their data to render a Predictive A1C value that the doctors will use, along with the ALRT therapy advancement and Insulin Dose Adjustment algorithms. The goal is to ensure that there is timely titration of medication therapies.

The ALRT Diabetes Solution also gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Remote diabetes patient management has gained much attention during the COVID-19 outbreak. Patients with diabetes who catch the virus are among the most vulnerable for clinical complications, so preventing their exposure is paramount.

The ALRT Diabetes Solution presents a clinically valuable yet affordable means of diabetes management for patients. Compensation for the weekly therapy reviews grants doctors a financial incentive to prescribe it. ALRT plans to take this innovative diabetes management system to other ASEAN countries, such as Malaysia, Indonesia, Brunei, Thailand, and the Philippines. Using this model, ALRT also will be able to reach diabetes patients through their doctors in East Asia (Japan, Korea, Taiwan and Hong Kong) and the Gulf Cooperation Council countries.

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About ALR Technologies Inc.
ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies Inc. can be found at www.alrt.com.

About Bionime
Bionime Corporation has specialized in biotechnology and medical testing since its inception in April 2003. Their Self-Monitoring Blood Glucose (SMBG) Systems integrate top-tier expertise in medical science, chemistry, electronics, and precision mechanisms to commercialize the patented technology of unique test strip structure.

Bionime currently operates four subsidiaries in major markets in Asia, Europe, and the United States. Their products have been highly recognized by outstanding clinical tests and well-known international journals and are successfully distributed across worldwide markets, putting them on track to become a global competitive leader in SMBG.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.